UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2020

____________________

NEOVOLTA INC.

(Exact Name of Registrant as specified in its charter)

Nevada	82-5299263
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

13370 Kirkham Way Poway, CA	92064
(Address of principal executive offices)	(zip code)

(800) 364-5464

(Registrant’s telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock, $0.001 par value

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 1-K includes forward-looking statements, which reflect our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this Form 1-K and are subject to a number of risks, uncertainties and assumptions described under the sections in this Form 1-K entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Form 1-K. Forward-looking statements are identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. Examples of our forward-looking statements include:

•the duration and severity of the COVID-19 pandemic, and our ability to mitigate the negative economic impacts of COVID-19;

•our ability to obtain additional funding to develop and market our products;

•the need to obtain regulatory approval of our products;

•our ability to market our products;

•market acceptance of our product;

•competition from existing products or new products that may emerge;

•potential product liability claims;

•our dependency on third-party manufacturers to supply or manufacture our products, including manufacturers located in Asia;

•the impact of tariffs on the costs of the materials we use to make our products;

•our ability to establish or maintain collaborations, licensing or other arrangements;

•our ability and third parties’ abilities to protect intellectual property rights;

•our ability to adequately support future growth; and

•our ability to attract and retain key personnel to manage our business effectively.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment.

New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This Form 1-K also incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

Item 1. Business

As used in this Annual Report, all references to the “Company,” “we,” “us” and “our” refer to NeoVolta Inc.

Overview

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), which can store and use solar energy via batteries and an inverter at a residential site. Our market place is the solar industry, installers, new construction homebuilders, home remodelers, and homeowners. Our NV14 ESS provides hybrid (120V / 240V) inverter and battery power, efficiency, and operating options, using Lithium Iron Phosphate (LiFePO4) batteries that have very high Depth of Discharge (DoD) cycles and a high thermal range (heat and cold tolerances), all contained in one integrated cabinet.

In August 2018, we completed the initial design work and completed testing and certification of our first offering, the NV14. In September 2018, we completed our first production representative prototype, which was modified in November 2018. In December 2018, we submitted the NV14 for required certifications prior to selling and marketing. In January 2019, we applied to the California Energy Commission (CEC) for off-grid and on-grid. CEC granted approval of the off-grid application on February 21, 2019 and granted approval of on-grid application on March 13, 2019. Our first planned utility installations were in San Diego County with the electric utility being San Diego Gas and Electric (SDG&E).  Per SDG&E, there were more than 160,000 solar customers in San Diego County as of 2018, half of which operate via AC micro-inverters and half operate via AC inverters. As such, we believe San Diego is an ideal market for our initial market injection.

In May 2019, applications were submitted to the City of San Diego, other cities within San Diego County, and with SDG&E for installation approval.  Subsequently, in 2019, the NV14 was approved for installations with the County of San Diego, City of San Diego, City of Chula Vista, City of Encinitas, City of Escondido, and the City of Poway, as well as by the San Diego electric utility, SDG&E, for connection to its grid system. Accordingly, customer installations began in May 2019. In June 2019, we moved our contracted manufacturing to a larger facility in Poway, California, which we believe has the size capability to facilitate our planned future growth.  In June 2019, we also commenced our marketing plan via internet, social media, direct mail, and began a strong push to contract with San Diego based solar dealers and installers. In January 2020, we expanded authorized installers in the greater Los Angeles, San Francisco, and Sacramento areas. Additionally, we expanded into Arizona and Nevada starting in January 2020 and into Georgia in May 2020.

Our founder and CEO, Col Brent Willson USMC (Ret), began researching the Energy Storage Sector in early 2017 and believed there was a compelling case for a better system than what the market was offering using a hybrid inverter and using Lithium Iron Phosphate battery chemistry. In February 2018, Col Willson procured two batteries and one inverter for initial testing and validation of project viability. In March 2018, NeoVolta Inc. was incorporated, and in May 2018, Steve Bond was hired as CFO and additional batteries and inverters were purchased for more thorough testing, evaluation and integration. The remainder of 2018 was spent in research and development and certification of our initial product, the NV14.

In May 2019, we completed our Initial Public Offering (IPO) of 3,500,000 shares of our common stock at an offering price of $1.00 per share.  Subsequent to our IPO, we made application to the Financial Industry Regulatory Authority (FINRA) for our common stock to be quoted on the OTC Markets. Our application was approved by FINRA in October 2019 and our common stock has been quoted on the OTC Markets since that time under the symbol “NEOV.”

With respect to the supply of materials used in our ESS, we source a significant amount of materials directly from Asia, and the recent coronavirus outbreak may have an impact on the availability of certain components for our ESS. We believe our near-term supply needs will not be materially disrupted given our current inventory of materials already on hand. If, however, the impact of the coronavirus on the availability of materials sourced from Asia is prolonged or re-emerges, then this could have an adverse longer-term impact on our ability to produce our products.

On June 22, 2020, California adopted new Common Smart Inverter Profile (CSIP) regulations. Between January 2020 and June 22, 2020, we conducted a significant amount of design work specific to this CSIP requirement.  On June 22, 2020, we received all certifications necessary for California CSIP compliance. On 5 August, 2020, the California Energy Commission (CEC) approved NeoVolta’s CSIP application. CEC facilitates regulatory approvals for the California Public Utilities Commission (CPUC).

NeoVolta NV14 and NV24

The NV14 is a complete ESS with a 7680-Watt Hour hybrid (120V / 240V) Inverter and 14.4 kWh Lithium Iron phosphate (LiFe (PO4)) Battery System (three 4.8 kWh batteries) all incorporated in one NEMA Type 3R rated indoor/outdoor cabinet system with all United laboratories (UL) compliant electrical certifications, and fire code requirements. The NV14 is capable of storing and using either inverted (AC) photovoltaic or non-inverted (DC) photovoltaic power via the 14.4 kWh Battery System. The NV14 system will charge the batteries with excess AC, DC, or AC and DC photovoltaic power during daylight conditions.  The inverter will invert DC battery power into AC power during periods of darkness or higher use periods. Once discharged, the batteries will be idle until excess solar photovoltaic is available and will subsequently begin to recharge. As the NV14 is designed to be dependent on photovoltaic power (daylight) to recharge, it does not charge outside of daylight hours.  However, it can be programmed to for “rate arbitrage,” which is charging from the grid during lowest rate periods if appropriate utility company allows this activity. Once recharged, the batteries will discharge once solar photovoltaic begins to wane or when the customer needs more power than available from solar photovoltaic. By doing this, customers will be consuming their own solar photovoltaic production instead of sending excess photovoltaic power to the grid and then buying this power back later in the evening from the utility at a higher retail rate. The NV14 is capable of recharging via solar photovoltaic power while also supplying power.

The NV14 cabinet is rated for indoor/outdoor installation (NEMA Type 3R) allowing for more installation configurations and the ability to fit more residential customer use cases with measurements of 50.5” H x 38” W x 10” D that can be installed either inside (preferably in the garage) or outside (preferable near existing utility connections) of the residence.

Our NV14 is capable of “Islanding” when used with AC or DC photovoltaic (PV) systems.  “Islanding” is when a photovoltaic generator or other electrical source continues to power a location or residence even though electrical grid power is no longer present. As islanding can be dangerous to utility workers, who may not realize that a circuit is still powered, an ESS capable of “islanding” must be capable of physically disconnecting from grid power when it senses that grid supply is not present, has an over current, or an undercurrent condition. The NV14 includes an Auto Transfer Switch that is approved to perform this function.

NV14 currently includes a commercially available encrypted WiFi logger and associated smart phone application that allows customers to visualize the state of the system in 10-minute intervals (charge/discharge for grid, photovoltaic, battery, home load, and/or generator). Installers will also be able to make operating changes as required when/if local utilities make changes to Time-of-Use billing rates/times. Installers will be physically capable of making these changes on behalf of customers as they may desire and per local utility requirements or NeoVolta can make those changes remotely. This remote monitoring/programming will also assist with any “health” of system and/or diagnosis and/or will be capable of pushing firmware and software as required. Remote monitoring/programming is accomplished using AWS Key Management encryption and cloud storage. NeoVolta is capable of pushing firmware updates, as required, via encrypted WiFi.

In late 2019, NeoVolta developed a new product that adds additional battery storage capacity.  The NV24 has additional battery capability that raises NV14 energy storage from 14.4 KW to 24.0 KW.  As the NV24 has add-on battery capacity, additional inverters are not required.  The NV14 plus NV24 was first installed in December 2019.

We have sourced suppliers for the raw materials that we have used to create our prototypes and the products we have completed required testing and certification. As CEC has approved the NV14 for grid connection, we intend to continue to utilize these suppliers for the raw materials required to build our products. We do not have long-term supply arrangements with any suppliers. If we lose our current suppliers, we believe that we will be able to source the raw materials needed to build our products from alternative suppliers. However, if we are required to use alternative suppliers, we can provide no assurance that we will be able to source the raw materials we need at similar costs to us, which may result in lower gross margins for our products or the need to raise the prices of our products, which may make our products less competitive.

We believe our NV14 product qualifies for a 26% Federal Tax Rebate per www.IRS.gov pursuant to IRS Form 5695 Residential Energy Credit, which provides that individuals may be able to take a credit of 26% of the costs of qualified solar electric property. Qualified solar electric property costs are costs for property that uses solar energy to generate electricity for use in homes located in the United States.

Overview of Initial Market (San Diego)

Although we will be selling and marketing across the United States, our initial market was San Diego County, California. San Diego has a diverse residential need for electricity. Residents in the coastal areas use less electricity due to temperature atmospheric influences of the Pacific Ocean and daily effects of a routine marine layer. Residents in the higher desert geography use much higher amounts of electricity due to hotter summer and colder winter conditions. Residents in the in-between geographic areas have a wide range of electrical needs.

According to the U.S. Energy Information Administration, in 2016, the average annual electricity consumption for a U.S. residential utility customer was 10,766 Kilo Watt Hours (kWh), an average of 897 kWh per month. San Diego electricity rates are high compared to the majority of the United States. We believe this is in part due to a recent closure of a nuclear power plant, San Onofre Nuclear Generating Station (SONGS), early termination and decommissioning expenses associated with SONGS, lawsuits related to wildfires, and California requirements to convert coal fired electricity plants to natural gas or other renewables among other rate cost drivers.

Additionally, new and existing solar customers are being creatively pulled back into being rate payers. When solar customers are no longer grandfathered into Net Metering (discussed below) they will experience high summer bills during TOU periods (June 1st to October 31st from 4 to 9 pm daily) that they have not been accustomed to for their first five years of being a solar owner. We believe this rate increase is designed to bring new and existing solar customers back into utility rate structure/billing obligations. Some customers use generators to either supplement power during high cost periods, during blackouts periods, or when no grid options are available. This source of electricity generation can be expensive to install and has operating considerations. This operating cost is comparable to solar but increases greenhouse gases, can be noisy, and requires routine maintenance. Diesel generators are even more expensive to operate and create more pollution.

Net Metering allows consumers who generate some or all of their own electricity to use that electricity anytime, instead of when it is generated.  Monthly net metering allows consumers to use solar power generated during daylight, subsequently during hours of darkness. It also allows solar customers to “store up” credits during months of high solar production and low consumption and subsequently use those credits during periods of high usage (typically during summer months when air conditioning is being heavily used). Net Metering was a windfall for solar customers. Regulators in California retroactively changed Net Metering from indefinite to Net Metering 2.0 and TOU. This change means that solar customers, upon reaching the five-year anniversary of installation, will sell excess electricity to the utility at monetized rates. This means that their overproduction gets credited at the retail rate for the time period it was produced. Then, when customers need to “buy-back” their overproduced electricity, they buy it back at the retail rate of that time period, which can be more than double the retail rate of when the excess solar was produced. We believe that grandfather termination of Net Metering combined with TOU rate increases will likely result in growth in the ESS sector as solar customers seek to avoid becoming rate payers once again.

The California Public Utilities Commission Policy & Planning Division published a report on April 14, 2015 (Comparative Analysis of Utility Services & Rates in California), which states that the warmer summer climate contributes to the significant number of high bills in the Los Angeles and San Diego areas. This report further states that 9% of residential customers have above average summer bills. Rates have increased approximately 28% since this report was published.   Using a baseline of 897 kWh per month, average San Diego electricity rates year-over-year will be approximately $0.40¢ per kWh summer and $0.30¢ winter, depending upon rate plans.  Accordingly, electricity bill prices will range between $358 summer and $269 winter. San Diego annual electrical bills will be approximately $3,762 on the low side and more typically $4,500 annually in the more populous inland areas and more for higher usage customers.

Another consideration is utility directed extended blackout periods during Santa Ana wind periods, which are strong, extremely dry down-slope winds that originate inland and affect California and northern Baja California.  They often bring the lowest relative humidity of the year to California. The low humidity, combined with the warm/hot, compressionally-heated airmass, plus high wind speeds, create critical fire weather conditions. Recent lawsuit payouts resulted in local utilities securing power to customers in areas prone to Santa Ana winds to reduce fire risk from downed or faulty electrical equipment and further adverse legal actions.  Public Safety Power Shutoffs (PSPS) became a routine occurrence throughout California in the fall of 2019. Residents in these areas have had little alternative but to install costly/noisy generators to power their residences when the utility turns off grid power.  ESS installation provides a major benefit to PSPS affected customers.

Overview of Solar Market

A report published by Mordor Intelligence in March 2018 states that, “Over the past decade, solar photovoltaic (PV) power has experienced dramatic deployment growth, coupled with substantial decreases in system prices.  Battery storage systems are increasingly being combined with residential solar PV installations because of their ability to make solar “dispatchable” by supplying stored electricity at later times of the day, when it would be more economical to do so.  The regulatory framework and economic structure of various countries are now favoring solar rooftop installations.  Solutions, such as community/cooperative solar solutions, green certificates, tax exemptions for income through solar energy, virtual net-metering, roof rental, and green energy wheeling are driving the solar rooftop installations.  Hence, governmental support and decreasing component prices of residential solar PV is expected to drive the growth of residential Energy Storage System market across the globe, during the forecast period.”

Residential Energy Storage System Market: Size and Demand Forecast in USD billion,
Global, 2016 - 2023
in USD billion
2016
2017
2018
2019
2020
2021
2022
2023

Source: https://www.mordorintelligence.com/industry-reports/residential-energy-storage-system-market

Frost and Sullivan predict that, the residential battery storage market is expected to show enormous growth over the period of 2016 to 2022, from a market of $744 million in 2016 to $3.6 billion by 2022.

The primary target market for the NV14 is retrofitting existing residential solar systems, new solar installation, and integration into new home construction.  Initial marketing has been focused in Southern California (San Diego), but we also have homebuilder relationships in Nevada and Arizona that we intend to pursue. We believe these locations have the greatest need and demand for solar and storage solutions due to climate, utility regulations, rate structures, energy prices, and consumer consumption habits.

Competition

We compete with several large competitors already successfully selling in the ESS space. Notable competitors include: Tesla, LG Chem, Sonnen (recently acquired), Generac (recently acquired Pika), Sunverge, SunPower, and SMA, among others. Some of our competitors have significantly greater financial, product development, manufacturing, marketing resources, and name recognition. In addition, as energy storage becomes a necessary component for residential customers to realize better value/savings from their solar PV installation, we believe new competitors will emerge in this field. There is no assurance that we will be able to successfully compete in this market.  However, we believe the NV14 provides superior capability at a lower price per kWh than many competitors currently in the marketplace. NV14 includes a powerful hybrid (120V / 240V) inverter, 7680 kWh, which means solar production can be converted to DC battery storage at a faster rate than less powerful 5 kWh inverters. This also means that the stored DC battery power can be converted to AC residential power at a faster rate than 5,000 kWh inverters and at a higher efficiency rating.

Additionally, our 14.4 kWh battery system can store more power than some of our competitors who have lower capacity batteries and has a greater life expectancy. Together, we believe a more powerful inverter and higher energy storage capacity/life, allows consumers to more effectively use their installed PV systems and lower their overall energy costs.

We may also compete with non-ESS power suppliers such as generator companies, most of which are likely significantly larger and more established than us. Some potential customers of our company may choose to utilize generators to either supplement power during high cost periods, during blackouts periods, or when no grid options are available. This source of electricity generation can be expensive to install and has operating considerations.  The operating cost is comparable to solar but increases greenhouse gases, is noisy, and requires routine maintenance. Diesel generators are even more expensive to operate and create more pollution.  However, in June 2020, we developed a generator capability that allows customers many options that most of our competitors do not presently offer.  NeoVolta customers can easily and inexpensively add a generator to power the home critical loads when solar is not present or to preserve battery storage for use later.  We believe that this new capability is a leader in the ESS industry.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we currently rely on a combination of trade secrets, including know-how, employee and third-party nondisclosure agreements, and other contractual rights to establish and protect our proprietary rights in our technology.

Accordingly, we have filed for certain patent protections in the United States related to our products.  There is no assurance that we will be granted any such patents. We do not know whether any patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, there can be no assurance that these pending patent applications will provide us with protection.  The name NeoVolta Inc. and associated Company logos have been granted trademark rights in the United States.

Governmental Regulation

Our products will be subject to product safety regulations by federal, state, and local organizations. The following regulations are required and have been achieved for NV14 certification:

-Underwriters Laboratories (UL) 9540, 9540a, 1973, 1741, 1741 Supplemental SA, 1642, 1699B Arc Fault Circuit Protection Type 1

-Institute of Electrical and Electronics Engineers (IEEE) 1547 (2003 standard)

-National Electrical Manufacturers Association (NEMA) Type 3R indoor/outdoor

-International Electrotechnical Commission (IEC) 62897

-Electrical Codes: National Fire Codes (NEC) 2017

-California Public Utilities Commission (CPUC) Rule 21 Generating Facility Interconnections

-Hawaii Electric Companies Source Requirement Document Version 1.1 (SRD-UL-1741-SA-V1.1)

-CSA Group C22.2 No. 107.1:2001 Ed. 3

-Federal Communications Commission (FCC) 15 Class B

-California Energy Commission (CEC) applications off-grid, on-grid, and Common Smart Inverter Profile (CSIP)

Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of energy storage systems. Although we believe that our operations are in material compliance with current applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.

Moreover, federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Employees

As of June 30, 2020, we had three full-time employees (CEO, Supply Chain coordinator, and an installation inspector) and two contractors. Accordingly, a high percentage of our work is performed via contracts for engineering and production.

Legal Proceedings

We are not subject to any litigation.

Properties

The Company does not own any real property. We have secured corporate and manufacturing office space in a production facility located in Poway, California, on a monthly arrangement with no long term commitment. We believe that this office is sufficient to meet our current and future needs.

Risk Factors

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks and uncertainties discussed in this section and elsewhere in this Form 1-K. If any of the risks discussed herein occur, our business, financial condition, results of operations and future growth prospects could be materially and adversely affected. In these circumstances, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company’s Business and Industry

We are a start-up company, although sales and installations commenced in July 2019, there are risks associated with start-up ventures.

We formed our corporation in 2018. Since formation, we have focused on research, development and certification of our first energy storage system. We began marketing, sales, and installations via our certified installers in May 2019 (although no sales were completed in the year ended June 30, 2019).  We may never achieve commercial success with our energy storage systems. We have no meaningful historical financial data upon which we may base our projected revenue and operating expenses. Our limited operating history makes it difficult for potential investors to evaluate our technology or prospective operations and business prospects. As a pre-revenue company, we are subject to all the risks inherent in business development, financing, unexpected expenditures, and complications and delays that often occur in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We may experience in the future, delays or other complications in the design, manufacture, launch and production ramp of our energy storage products which could harm our brand, business, prospects, financial condition and operating results.

We may encounter unanticipated challenges, such as supply chain constraints, that lead to initial delays in producing and ramping our energy storage products. Any significant delay or other complication in the production of our products or the development, manufacture, and production ramp of our future products, including complications associated with expanding our production capacity and supply chain or obtaining or maintaining regulatory approvals, and/or coronavirus impacts, could materially damage our brand, business, prospects, financial condition and operating results.

We may be unable to meet our growing energy storage production plans and delivery plans, any of which could harm our business and prospects.

Our plans call for achieving and sustaining significant increases in energy storage systems production and deliveries. Our ability to achieve these plans will depend upon a number of factors, including our ability to utilize installed manufacturing capacity, achieve the planned production yield and further increase capacity as planned while maintaining our desired quality levels and optimize design and production changes, and our suppliers’ ability to support our needs. If we are unable to realize our plans, our brand, business, prospects, financial condition and operating results could be materially damaged.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components, could have a material adverse effect on our financial condition and operating results.

Our products contain numerous purchased parts which we source globally from direct suppliers, the majority of whom are currently single-source suppliers. Any significant unanticipated demand would require us to procure additional components in a short amount of time. While we believe that we will be able to secure additional or alternate sources of supply for most of our components in a relatively short time frame, there is no assurance that we will be able to do so or develop our own replacements for certain highly customized components of our products.

If we encounter unexpected difficulties with key suppliers such as our lithium-iron phosphate cell supplier, and if we are unable to fill these needs from other suppliers, we could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting our products. This limited, and in many cases single source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our products. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to product design changes and delays in product deliveries to our customers, which could hurt our relationships with our customers and result in negative publicity, damage to our brand and a material and adverse effect on our business, prospects, financial condition and operating results.

Changes in our supply chain may result in increased cost. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

There is no assurance that our suppliers will ultimately be able to meet our cost, quality and volume needs, or do so at the times needed. Furthermore, as the scale of our energy storage systems increase, we will need to accurately forecast, purchase, warehouse and transport to our manufacturing facilities components at much higher volumes than we have experience with. If we are unable to accurately match the timing and quantities of component purchases to our actual needs, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain, we may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on our financial condition and operating results.

The duration and scope of the impacts of the COVID-19 pandemic are uncertain and may continue to adversely affect our operations, supply chain, distribution, and demand for our products.

The impact of COVID-19 on the global economy and our customers, has thus far not affected us.  To date, we have not experienced any issues with our supply chain, but if we were to encounter a significant disruption due to COVID-19 at one or more of our locations or suppliers, we may not be able to satisfy customer demand for a period of time.

Furthermore, the impact of COVID-19 on the economy, demand for our products and impacts to our operations, including the measures taken by governmental authorities to address it, may precipitate or exacerbate other risks and/or uncertainties, including specifically many of the risk factors set forth herein, which may have a significant impact on our operating results and financial condition, although we are unable to predict the extent or nature of these impacts at this time.

We are currently selling two products and if these products that we sell or install fail to perform as expected, our reputation could be harmed and our ability to develop, market and sell our products and services could be harmed.

If our energy products were to contain defects in design and manufacture that cause them not to perform as expected or that require repair or take longer than expected to become enabled or are legally restricted, our ability to develop, market and sell our products and services could be harmed. While we intend to perform internal testing on the products we manufacture, as a start-up company we currently have a no frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our battery packs, and energy storage products. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or installation for consumers. Any product defects, delays or legal restrictions on product features, or other failure of our products to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

If we fail to scale our business operations and otherwise manage future growth and adapt to new conditions effectively as we grow our company, we may not be able to produce, market, sell and service our products successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. Our future operating results depend to a large extent on our ability to manage our expansion and growth successfully. We may not be successful in undertaking this expansion if we are unable to control expenses and avoid cost overruns and other unexpected operating costs; adapt our products and conduct our operations to meet local requirements; implement the required infrastructure, systems and processes; and find and hire the right skills to make our growth successful.

If we are unable to achieve our targeted manufacturing costs for our energy storage products our financial condition and operating results will suffer.

As a start-up company, we have no historical data that allows to ensure our targeted manufacturing costs will be achievable. While we expect in the future to better understand our manufacturing costs, there is no guarantee we will be able to achieve sufficient cost savings to reach our gross margin and profitability goals. We may also incur substantial costs or cost overruns in utilizing and increasing the production capability of our energy storage system facilities.

If we are unable to achieve production cost targets on our products pursuant to our plans, we may not be able to meet our gross margin and other financial targets. Many of the factors that impact our manufacturing costs are beyond our control, such as potential increases in the costs of our materials and components, such as lithium iron phosphate, nickel and other components of our battery cells. If we are unable to continue to control and reduce our manufacturing costs, our operating results, business and prospects will be harmed.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium iron phosphate cells, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We use various materials in our business, including lithium iron phosphate cells, from suppliers.

The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of energy storage products by our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to lithium iron phosphate cells. These risks include:

•an increase in the cost, or decrease in the available supply, of materials used in the cells;

•disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers;

•tariffs on the materials we source in China, which make up a significant amount of the materials we require; and

•fluctuations in the value of the Chinese Renminbi against the U.S. dollar as our battery-cell purchases for cells used in our energy storage products will be denominated in Chinese Renminbi.

Our business is dependent on the continued supply of battery cells for the battery packs used in our energy storage products. Any disruption in the supply of battery cells could disrupt production of our battery packs we require for our energy storage product. Substantial increases in the prices for our materials or prices charged to us, such as those charged by battery cell suppliers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. Any attempts to increase prices in response to increased material costs could result in cancellations of energy storage orders and therefore materially and adversely affect our brand, image, business, prospects and operating results.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Although we believe we have designed our products for safety, product liability claims, even those without merit, could harm our business, prospects, operating results and financial condition. Our risks in this area are particularly pronounced given that we have only recently begun to deliver energy storage products. Moreover, a product liability claim could generate substantial negative publicity about our products and business and could have material adverse effect on our brand, business, prospects and operating results.

The markets in which we operate are in their infancy and highly competitive, and we may not be successful in competing in these industries as the industry further develops. We currently face competition from new and established domestic and international competitors and expect to face competition from others in the future, including competition from companies with new technology.

The worldwide energy storage market is in its infancy, and we expect it will become more competitive in the future. There is no assurance that our energy storage systems will be successful in the respective markets in which they compete. A significant and growing number of established and new companies, as well as other companies, have entered or are reported to have plans to enter the energy storage market. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, sales networks and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Increased competition could result in lower unit sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results. The energy storage industry is highly competitive.

We face competition from other manufacturers, developers and installers of energy storage systems, as well as from large utilities. Decreases in the retail prices of electricity from utilities or other renewable energy sources could make our products less attractive to customers.

Our products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results.

As a manufacturer of energy storage systems, we are impacted by federal, state and local regulations and policies concerning electricity pricing, the interconnection of electricity generation and storage equipment with the electric grid, and the sale of electricity generated by third-party owned systems. For example, existing or proposed regulations and policies would permit utilities to limit the amount of electricity generated by our customers with their solar energy systems, adjust electricity rate designs such that the price of our products may not be competitive with that of electricity from the grid, restrict us and our customers qualifying for government incentives and benefits that apply to renewable energy, and limit or eliminate net energy metering. If such regulations and policies remain in effect or are adopted in other jurisdictions, or if other regulations and policies that adversely impact the interconnection or use of our energy storage systems are introduced, they could deter potential customers from purchasing our energy storage products, which could harm our business, prospects, financial condition and results of operations.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Others, including our competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to make, use, develop, sell or market our products and services, which could make it more difficult for us to operate our business. From time to time, the holders of such intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. We may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase our operating expenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services we offer, to pay substantial damages and/or license royalties, to redesign our products and services, and/or to establish and maintain alternative branding for our products and services. In the event that we were required to take one or more such actions, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Potential tariffs or a global trade war have increased our costs and could further increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

In 2019, the Trump Administration announced tariffs on goods imported from China in connection with China's intellectual property practices.  Our products depend on materials from China, namely inverters and batteries, which are the main components of our products.   Traditionally, the tariff rate for our imports has been 3.4%.  Presently, our tariff rate is 10.9% on these imports. However, the Trump Administration could impose new China tariffs, which could adversely affect our costs.

We cannot predict what actions may ultimately be taken with respect to tariffs or trade relations between the United States and China, what products may be subject to such actions, or what actions may be taken by the China in retaliation. The tariffs described above, the adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and our product margins. Any such cost increases or decreases in availability could slow our growth and cause our financial results and operational metrics to suffer.

Risks Related to Our Common Stock.

Our executive officers and directors will continue to exercise significant control over the Company for the foreseeable future, which will limit our shareholders ability to influence corporate matters and could delay or prevent a change in corporate control.

Our executive officers and directors currently hold or have the right to acquire, in the aggregate, up to approximately 24.7% of our outstanding common stock. As a result, these stockholders will be able to influence our management and affairs and heavily influence the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

These stockholders may have interests, with respect to their common stock, that are different from our other stockholders and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our common stock.

In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our company; (2) impeding a merger, consolidation, takeover or other business combination involving our company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Our common stock trades on the over-the-counter market, and trading our common stock has been volatile and sporadic.

Our common stock recently began trading and is currently quoted on the over-the-counter market and not on a national securities exchange. As such, the trading in our common stock is volatile, sporadic and illiquid, and is subject to wide fluctuations. Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Shareholders and potential investors in our common stock should exercise caution before making an investment in us, and should not rely solely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public disclosures, industry information, and those business valuation methods commonly used to value private companies.

We are subject to penny stock regulations and restrictions and stockholders may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of stockholders to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

As we have recently completed our initial public offering, we are incurring increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we are incurring additional legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules promulgated by the SEC and the national securities exchange on which we list, requires us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations will increase our legal and financial compliance costs.

Our stockholders’ ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce our stockholders influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

We have a significant number of shares that will be issued pursuant to the conversion of outstanding convertible notes, and while these notes are outstanding, it may be more difficult to raise additional equity capital.

We have outstanding convertible notes in aggregate principal amount of $77,267, which will over time convert into 12,264,603 shares of common stock (exclusive of shares issuable for accrued interest under such notes). No holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock after such conversion. The note holders are not subject to any lock-up restrictions. We may find it more difficult to raise additional equity capital while these notes are outstanding.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•the last day of the fiscal year following the fifth anniversary of our initial public offering;

•the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we will not be required to:

•have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, other than the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising additional capital.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a designer, manufacturer, and seller of high-end Energy Storage Systems (or ESS), which can store and use energy via batteries and an inverter at a residential site. Our market place is the solar industry, installers, new construction homebuilders, home remodelers, and homeowners. Our NV14 ESS provides hybrid (120V / 240V) inverter and battery power, efficiency, and operating options, using Lithium Iron Phosphate (LiFe(PO4)) batteries that have high Depth of Discharge (DoD) cycles (4,000 cycles at 80% DoD) and a high thermal range (heat and cold tolerances), all contained in one integrated indoor/outdoor rated cabinet. Our NV24 provided additional energy storage capacity raising the NV14 from 14.4 KW to 24.0 KW.

Plan of Operations

In May 2019, we completed our Initial Public Offering (IPO) of 3,500,000 shares of our common stock at an offering price of $1.00 per share. Since completing the IPO, our plan of operations has been primarily focused on using the proceeds of the IPO to ramp up production, marketing, and sales of our NV14 and NV 24 product line.  In that regard, we have used the proceeds from the offering to fund the marketing, production and distribution of our products, which recently commenced through a group of wholesale customers in California, as well as to provide additional working capital for other corporate purposes.

Results of Operations

The following discussion pertains to our revenues and expenses for the years ended June 30, 2020 and 2019, as reported in our financial statements and notes thereto as shown in the Index to Financial Statements on page 28.

Revenues - Revenues from contracts with customers for year ended June 30, 2020 were $2,011,644 compared to zero for the year ended June 30, 2019. Such revenues in the fiscal 2020 period represented the Company’s initial sales since July 2019 of assembled energy storage systems that were made through a group of wholesale dealers and installers, primarily in California.

Cost of Goods Sold - Cost of goods sold for the year ended June 30, 2020 were $1,773,049 compared to zero for the year ended June 30, 2019. The cost of goods sold in the fiscal 2020 period reflected the cost of procuring and assembling the component parts of the energy storage systems that were sold in this period and resulted in a gross profit on such sales of approximately 12%.

General and Administrative Expense - General and administrative expenses for the year ended June 30, 2020 were $1,507,211 compared to $594,168 for the year ended June 30, 2019. Such increase reflected the additional costs of product advertising and marketing associated with the commencement of the Company’s product sales as well as the incremental professional fees and related costs that were incurred as a result of the responsibilities of becoming a public reporting company beginning in May 2019. Additionally, the Company incurred a significant increase in non-cash stock compensation expenses as such amounts rose to $616,667 in the year ended June 30, 2020, compared to $87,675 in the year ended June 30, 2019.

Research and Development Expense - Research and development expenses for year ended June 30, 2020 were $162,697 compared to $228,145 for year ended June 30, 2019. Such decrease was due to the completion of the Company’s initial product development efforts in conjunction with the commencement of product sales beginning in July 2019.

Interest Expense - Interest expense for the year ended June 30, 2020 was $25,297 compared to $13,784 for the year ended June 30, 2019. This increase was due to the amortization of a beneficial conversion feature arising from a debt modification in May 2019.

Net Loss - Net loss for the year ended June 30, 2020 was $1,456,610 compared to $836,097 for the year ended June 30, 2019, representing the aggregate of the various revenue and expense categories indicated above. The Company has not recognized any income tax benefit for this initial loss due to the uncertainty of its ultimate realization.

Liquidity and Capital Resources

Operating activities.  Net cash used in operating activities for the year ended June 30, 2020 was $1,858,193 compared to $1,786,288 for the year ended June 30, 2019.  Such increase was largely due to the higher level of cash applied toward general and administrative expenses, partially offset by a decrease in the amount of inventory purchases.  As previously noted, the increase in the cash component of general and administrative expenses was due to the additional costs of product advertising and marketing as well as the incremental costs that were incurred as a result of the responsibilities of becoming a public reporting company.

Financing activities.  Net cash provided by financing activities for the year ended June 30, 2020 was a total of $29,600 compared to $4,869,115 for the year ended June 30, 2019.  This difference was largely due to the closing of the Company’s two private equity offerings in July 2018 in the amount of $750,000 (of which $30,000 was received prior to June 30, 2018) and December 2018 in the amount of an additional $750,000, as well as the closing of a public equity offering in May 2019 resulting in net proceeds in the amount of $3,399,115.

We completed a private offering of our common stock in July 2018 that raised equity capital in the total amount of $750,000 and we completed a second private placement offering in December 2018 that raised an additional $750,000 of equity capital for our near-term funding needs.  On May 9, 2019, we closed a public equity offering, pursuant to Regulation A, resulting in gross proceeds to the Company of $3,500,000. With the proceeds of these offerings, we were able to begin selling and installing our proprietary Energy Storage System units through wholesale customers in Southern California in July 2019, however, we are not currently generating a positive level of net operating cash flow from our sales. We anticipate that demand for our products will increase in the subsequent months and that, if demand increases, we will have sufficient cash to operate for the next 12 months. If our expectations related to future demand for our products is incorrect or if we encounter unforeseen expenses, we may be required to raise additional funds within the next 12 months for which we have no commitments.

Until such time that we are able to generate sufficient operating cash flow from operations, if ever, we expect to finance our operating activities through existing cash resources, although we may seek to raise additional capital through new debt or equity financings and/or strategic collaborations with other companies. However, we may be unable to raise additional funds or enter into such arrangements when needed on favorable terms, or at all, which would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. Furthermore, even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital due to favorable market conditions or strategic considerations, which may cause dilution to our existing and future stockholders.

JOBS Act and Recent Accounting Pronouncements

The recently enacted JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Critical Accounting Policies

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our limited historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recent Developments

As a result of the continued spread of the COVID-19 coronavirus since early 2020, economic uncertainties have arisen which could impact business operations, supply chains, energy demand, and commodity prices that are beyond our control.  Overall, we have not experienced a material adverse impact to our economic performance or ability to continue our business operations as a result of COVID-19.  We continue to monitor COVID-19, but do not believe it will have a material unfavorable impact to our future financial performance at this time.

Item 3. Directors and Officers

The following table sets forth the names and ages of all of our directors, executive officers and significant employees as of June 30, 2020. Our officers are appointed by, and serve at the pleasure of, the Board of Directors.

Name	Age	Position	Term of Office
Brent Willson	56	Director, President and Chief Executive Officer	March 2018
Steve Bond	46	Director and Chief Financial Officer	May 2018

Set forth below is biographical information about each of the individuals named in the table above:

Brent Willson. Brent Willson has served as founder and a director and as our president and chief executive officer since our inception. Col Willson retired after more than 31 years of distinguished service with the United States Marine Corps, in December 2017. Col Willson rose to the rank of USMC Colonel where he was responsible for large acquisitions, security, facilities and infrastructure, and was an aviator. At the Office of the Secretary of Defense for Acquisition, Col Willson was responsible for managing the Defense Department’s $100 billion portfolio of helicopters and tilt-rotor aircraft. In January 2018, Col Willson served as a director and as president and chief executive officer of Holly Brothers Pictures, Inc., a crypto-currency company. Col Willson resigned from Holly Brothers Pictures, Inc. on November 15, 2019. Col Willson holds a BS in Business Administration, a Masters of Military Science, a Masters of National Security and Strategic Studies, and is a Level II Program Manager. Col Willson also holds all military pilots ratings and FAA multi-engine airplane/helicopter with instrument license. We believe Col Willson’s background in managing large portfolios and his educational background qualifies him to serve as a director of the company.

Steve Bond. Steve Bond has served as a director and as our chief financial officer since May 2018. Over the last 15 years, Steve Bond has worked with over 100 companies as a consulting executive in finance, strategy and revenue growth. Mr. Bond resigned as a director and as chief financial officer of Holly Brothers Pictures, Inc., a crypto-currency company, on November 15, 2019. Mr. Bond has been active in the San Diego Rotary Club and serves on the Board of Promises to Kids. Mr. Bond graduated Summa Cum Laude in Finance from San Diego State University in 2000. We believe Mr. Bond’s consulting experience and his educational background qualifies him to serve as a director of the company.

Compensation of Directors and Executive Officers

Summary Compensation Table

The following table shows the compensation awarded to or earned in our last completed fiscal year, which ended June 30, 2020, by our directors, chief executive officer and our chief financial officer. We did not have any other officers or directors. The persons listed in the following table are referred to herein as the “named executive officers.”

Summary Compensation Table - 2020

Name and Principal Position	Year	Cash compensation ($)	Other compensation ($)(1)	Total compensation ($)
Brent Willson, Director, President and Chief Executive Officer(2)	2020	150,000	500,000	650,000

Steve Bond, Director and Chief Financial Officer(3)	2020	100,000	0	100,000

(1)Represents the full grant date fair value of the stock awards and do not necessarily correspond to the actual value that may be realized by the named executive officer. In December 2019, the Company awarded a total of 500,000 shares of common stock to Col Willson (see “Narrative Disclosure to Summary Compensation Table” below). The Company valued the stock awards at a total amount of $500,000 based on the above-noted public offering price of $1.00 per share used in the Company’s Regulation A offering. For the 500,000 shares awarded to Col Willson, the Company immediately amortized $500,000 as a non-cash charge to expense as such shares were considered to have been earned by him under the Company’s milestone incentive compensation program, as of December 31, 2019, notwithstanding that issuance of the shares was deferred until a later date. For a description of these stock awards, see Note 4 to the Company’s financial statements.

(2)The amount shown in the first column represents the payments made or accrued by the Company to Col Willson in the period from July 1, 2019 through June 30, 2020.  Such payments were made to either Col Willson as an employee, or to his personal consulting company in its capacity as a contractor.

(3)The amount shown in the first column represents the payments made or accrued by the Company to Mr. Bond in the period from July 1, 2019 through June 30, 2020. Such payments were made to Mr. Bond in his capacity as a contractor, not as an employee.

Narrative Disclosure to Summary Compensation Table

Effective January 1, 2020, we renewed the employment agreement with Colonel Brent Willson pursuant to which Col Willson agreed to continue to serve as our Chief Executive Officer and President. The term of the employment agreement is one year, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an annual salary of $100,000. If Col Willson’s employment is terminated at our election without “cause” (as defined in the agreement), Col Willson shall be entitled to receive severance payments equal to three months of Col Willson’s base salary. Col Willson agreed not to compete with us until twelve months after the termination of his employment.

Effective June 1, 2020, we entered into an amended and restated independent contractor agreement with Canmore International, Inc., which is affiliated with Col Willson. The agreement provides for a term of two years, which we may extend for additional one-year terms. Pursuant to the agreement, we agreed to pay Canmore cash fees of $4,167 per month. In addition, pursuant to the original agreement, Canmore International, Inc is entitled to receive up to 2,250,000 shares of common stock upon achieving the following milestones (which achievement shall be determined by the Board): (i) Milestone 1 - design, engineer and submit for certification two-battery augmentation system (NV24) to the NV14 ESS: 750,000 shares; (ii) milestone 2 - Sell a minimum of 300 NV14s in 2020: 750,000 shares; (iii) milestone 3 - obtain a distributor agreement with distributor who purchases a minimum of 500 NV14s through 2021: 750,000 shares.

Effective June 1, 2020, we entered into an amended and restated independent contractor agreement with Steve Bond. Pursuant to the agreement, we agreed to pay Mr. Bond cash fees of $8,333 per month. In addition, Mr. Bond is entitled to receive an additional 100,000 shares as follows (for which achievement shall be determined by the Board): (i) 50,000 shares of common stock if all monthly financials are completed and filed on time; (ii) 50,000 shares of common stock if the annual audits are completed on time.

Director Compensation

We do not currently have any independent directors. We do not pay Col Willson and Mr. Bond any additional compensation for serving as a director.

2019 Stock Plan

In February 2019, we adopted the NeoVolta, Inc. 2019 Stock Plan (the “2019 Plan”). The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. To date, no awards have been granted under the 2019 Plan. The purpose of the Plan is to recognize contributions made to our Company by key employees and non-employee directors and to provide them with additional incentive to achieve the objectives of our Company. The following is a summary of the Plan.

Administration. The 2019 Plan is administered by our board of directors or, once established, the compensation committee of the board of directors (we refer to the body administering the 2019 Plan as the “Committee”). The Committee has full authority to select the individuals who will receive awards under the 2019 Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Limit on Non-Employee Director Compensation. Under the 2019 Plan, the following limits apply to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the 2019 Plan and cash fees paid to such non-employee director, will not exceed $300,000 in total value. For purposes of these limitations, the value of awards is calculated based on the grant date fair value of such awards for financial reporting purposes.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the 2019 Plan is 2,500,000. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2019 Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the 2018 Plan. The number of shares of common stock issuable under the 2019 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2019 Plan. No award granted under the 2019 Plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees for purposes of the 2019 Plan, all non-employee directors and consultants are eligible to receive awards under the 2019 Plan. As of January 1, 2019, two employees and directors were eligible to participate in the 2019 Plan.

Awards to Participants. The 2019 Plan provides for discretionary awards of stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the 2019 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the 2019 Plan.

Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the 2019 Plan was adopted.

Stock Appreciation Rights. The Committee has the discretion to grant stock appreciation rights to participants. The Committee determines the exercise price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant in common stock or in cash, at our discretion, an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The Committee has the discretion to set the terms and conditions applicable to the award, including the number of shares subject to the stock appreciation right and the vesting schedule, provided that each stock appreciation right will expire not more than ten years from the date of grant and no dividends or dividend equivalents shall be paid with respect to any stock appreciation right prior to the exercise of the stock appreciation right.

Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any stock award subject to restrictions will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse.

Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents will be held by us and paid only to the extent the restrictions lapse.

Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the 2019 Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Amendment of Award Agreements; Amendment and Termination of the 2019 Plan; Term of the 2019 Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the 2019 Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither the 2019 Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or stock appreciation right or cancelling a stock option or stock appreciation right in exchange for cash, other stock options or stock appreciation rights with a lower exercise price or other stock awards. (This prohibition on repricing without stockholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)

No awards may be granted under the 2019 Plan on or after the tenth anniversary of the initial effective date of the 2019 Plan.

Item 4.  Security Ownership of Management and Certain Securityholders

The following table sets forth information, as of October 1, 2020, regarding beneficial ownership of our common stock by:

•each of our directors;

•each of our executive officers;

•all directors and executive officers as a group; and

•each person, or group of affiliated persons, known by us to beneficially own more than 10% of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o NeoVolta Inc., 13370 Kirkham Way, Poway, California 92064.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Amount and nature of beneficial ownership acquirable	Percent of class(1)
Brent Willson	1,600,000	(2)	2,750,000(2)	21.8%
Steve Bond	500,000		100,000(3)	3.5%
Directors and Officers as a group	2,100,000		2,850,000(4)	24.7%

(1)Based on 17,167,628 shares of common stock outstanding as of October 1, 2020.

(2)The shares included in “Amount and nature of beneficial ownership” are held by Canmore International, Inc., an entity affiliated with Col Willson. The shares included in “Amount and nature of beneficial ownership acquirable” include 500,000 shares that have been earned but not yet issued and up to 2,250,000 shares of common stock that may be earned as described in the section “Executive Compensation - Narrative Disclosure to Summary Compensation Table” above.

(3)The shares included in “Amount and nature of beneficial ownership acquirable” are up to 100,000 shares of common stock that may be earned as described in the section “Executive Compensation - Narrative Disclosure to Summary Compensation Table” above.

(4)The shares included in “Amount and nature of beneficial ownership acquirable” include 500,000 shares that have been earned but not yet issued and up to 2,350,000 shares of common stock that may be earned by Col Willson and Mr. Bond as described in the section “Executive Compensation - Narrative Disclosure to Summary Compensation Table” above.

Item 5. Interest of Management and Others in Certain Transactions

Effective January 1, 2020, we renewed the employment agreement with Colonel Brent Willson pursuant to which Col Willson agreed to continue to serve as our Chief Executive Officer and President. The term of the employment agreement is one year, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. The agreement provides for an annual salary of $100,000. If Col Willson’s employment is terminated at our election without “cause” (as defined in the agreement), Col Willson shall be entitled to receive severance payments equal to three months of Col Willson’s base salary. Col Willson agreed not to compete with us until twelve months after the termination of his employment.

Effective June 1, 2020, we entered into an amended and restated independent contractor agreement with Canmore International, Inc., which is affiliated with Col Willson. The agreement provides for a term of two years, which we may extend for additional one-year terms. Pursuant to the agreement, we agreed to pay Canmore cash fees of $4,167 per month. In addition, pursuant to the original agreement, Canmore International, Inc is entitled to receive up to 2,250,000 shares of common stock upon achieving the following milestones (which achievement shall be determined by the Board): (i) Milestone 1 - design, engineer and submit for certification two-battery augmentation system (NV24) to the NV14 ESS: 750,000 shares; (ii) milestone 2 - Sell a minimum of 300 NV14s in 2020: 750,000 shares; (iii) milestone 3 - obtain a distributor agreement with distributor who purchases a minimum of 500 NV14s through 2021: 750,000 shares.

Effective June 1, 2020, we entered into an amended and restated independent contractor agreement with Steve Bond. Pursuant to the agreement, we agreed to pay Mr. Bond cash fees of $8,333 per month. In addition, Mr. Bond is entitled to receive an additional 100,000 shares as follows (for which achievement shall be determined by the Board): (i) 50,000 shares of common stock if all monthly financials are completed and filed on time; (ii) 50,000 shares of common stock if the annual audits are completed on time.

Item 6. Other Information

Not applicable.

Item 7. Financial Statements

NeoVolta Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

NeoVolta, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NeoVolta, Inc. as of June 30, 2020 and 2019, and  the related statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2020 and  2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020 and 2019, and the results of its operations and its cash flows for the years ended June 30, 2020 and 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has not generated positive operating cash flows that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2018

Houston, Texas

October 2, 2020

NEOVOLTA INC.

Balance Sheets

	June 30,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,309,304	$3,137,897
Accounts receivable	391,112	-
Inventory	1,553,296	993,913
Prepaid expenses and other current assets	150,015	71,137
Total current assets	3,403,727	4,202,947

Total assets	$3,403,727	$4,202,947

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,660	$32,059
Accrued interest payable	7,236	10,880
Other accrued liabilities	14,388	163
Total current liabilities	25,284	43,102

Convertible notes payable (net of unamortized discount of $62,830 and $84,610 as of June 30, 2020 and 2019, respectively)	14,437	2,506
Paycheck Protection Program loan	29,600	-
Total liabilities	69,321	45,608

Commitments and contingencies (Note 6)

Stockholders' equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,421,528 and 11,521,528 shares issued and outstanding	14,422	11,522
Additional paid-in capital	5,714,482	5,083,705
Accumulated deficit	(2,394,498)	(937,888)
Total stockholders' equity	3,334,406	4,157,339

Total liabilities and stockholders' equity	$3,403,727	$4,202,947

See Accompanying Notes to Financial Statements.

NEOVOLTA INC.

Statements of Operations

	Year Ended June 30,
	2020	2019

Revenues from contracts with customers	$2,011,644	$-
Cost of goods sold	1,773,049	-
Gross profit	238,595	-

Operating expenses:
General and administrative	1,507,211	594,168
Research and development	162,697	228,145
Total operating expenses	1,669,908	822,313

Loss from operations	(1,431,313)	(822,313)

Other expense:
Interest expense	(25,297)	(13,784)

Net loss	$(1,456,610)	$(836,097)

Weighted average shares outstanding - basic and diluted	12,404,725	4,178,904

Net loss per share	$(0.12)	$(0.20)

See Accompanying Notes to Financial Statements.

NEOVOLTA INC.

Statement of Stockholders' Equity

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at June 30, 2018	260,000	$260	$31,395	$(101,791)	$(70,136)

Issuance of common stock for cash	5,940,003	5,940	4,863,175	-	4,869,115

Issuance of common stock for con- version of debt and accrued interest	3,121,525	3,122	16,544	-	19,666

Stock compensation expense	2,200,000	2,200	85,475	-	87,675

Beneficial conversion feature of convertible notes payable	-	-	87,116	-	87,116

Net loss	-	-	-	(836,097)	(836,097)

Balance at June 30, 2019	11,521,528	11,522	5,083,705	(937,888)	4,157,339

Issuance of common stock for con- version of debt and accrued interest	1,950,000	1,950	10,335	-	12,285

Exchange of accrued interest on convertible debt into common stock	750,000	750	3,975	-	4,725

Stock compensation expense	200,000	200	616,467	-	616,667

Net loss	-	-	-	(1,456,610)	(1,456,610)

Balance at June 30, 2020	14,421,528	$14,422	$5,714,482	$(2,394,498)	$3,334,406

See Accompanying Notes to Financial Statements.

NEOVOLTA INC.

Statements of Cash Flows

	Year Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,456,610)	$(836,097)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Stock compensation expense	616,667	87,675
Amortization of beneficial conversion feature	21,780	2,506
Changes in current assets and liabilities
Accounts receivable	(391,112)	-
Inventory	(559,383)	(993,913)
Prepaid expenses and other current assets	(78,878)	(71,137)
Accounts payable - others	(28,399)	32,059
Accounts payable - related parties	-	(18,812)
Accrued expenses	17,742	11,431
Net cash flows used in operating activities	(1,858,193)	(1,786,288)

Cash flows from financing activities:
Issuance of common stock for cash	-	4,869,115
Proceeds of Paycheck Protection Program loan	29,600	-
Net cash flows from financing activities	29,600	4,869,115

Net increase in cash and cash equivalents	(1,828,593)	3,082,827

Cash and cash equivalents at beginning of period	3,137,897	55,070

Cash and cash equivalents at end of period	$1,309,304	$3,137,897

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	-	-

Non-cash financing activities:
Debt discount on convertible notes payable	$-	$87,116
Convertible notes payable and accrued interest converted to common stock	12,285	19,666
Exchange of common stock for debt	4,725	-

See Accompanying Notes to Financial Statements.

NEOVOLTA INC.

Notes to Financial Statements

June 30, 2020 and 2019

(1) Business and Summary of Significant Accounting Policies

Description of Business - NeoVolta Inc. (“we”, “our” or the "Company") is a Nevada corporation, which was formed on March 5, 2018.  The Company is a designer, seller and manufacturer of Energy Storage Systems (ESS) which can store and use energy via batteries and an inverter at residential sites.  The Company completed a public offering of shares of its common stock pursuant to Regulation A on May 9, 2019 (see Note 4), and began selling and installing its proprietary ESS units through wholesale customers, primarily in California in the fiscal year ended June 30, 2020.

Basis of Presentation - The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”).

Cash and Cash Equivalents - The Company considers all highly liquid accounts with original maturities of three months or less at the date of acquisition to be cash equivalents.  Periodically, the Company may carry cash balances at financial institutions in excess of the federally insured limit of $250,000.  The amount in excess of the FDIC insurance at June 30, 2020 was $1,059,304.

Inventory - Inventory consists of batteries and inverters purchased from Asian suppliers and delivered to a location near the Company’s offices, for assembly into ESS units.  Inventory is stated at the lower of cost or market, cost being determined using the first-in, first out (FIFO) method.  Inventory of raw materials and work in process amounted to $1,553,296 and $993,913, respectively, as of June 30, 2020 and 2019, respectively.

Revenue Recognition - The Company recognizes revenue in accordance with Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which was adopted on July 1, 2019 using the modified retrospective method, with no impact to the Company’s comparative financial statements. Revenues are recognized when control of the promised goods is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for transferring those goods or services. Revenue is recognized based on the following five step model:

•Identification of the contact with a customer

•Identification of the performance obligations in the contract

•Determination of the transaction price

•Allocation of the transaction price to the performance obligations in the contract

•Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company initially began generating revenues from contracts with customers in the year ended June 30, 2020, however, such revenues have thus far been concentrated within a relatively small number of wholesale dealers and installers, primarily in California. Two such dealers represented approximately 41% and 25% of the Company’s revenues in the year ended June 30, 2020, however, no other dealers accounted for more than 10% of the revenues in such period. Under its present contracts with customers, the Company’s sole performance obligation is the delivery of products to the customer.  Since all of the Company’s revenue is currently generated from the sales of similar products, no further disaggregation of revenue information is provided.

Allowance for Doubtful Accounts - The Company recognizes an allowance for doubtful accounts whenever a loss is expected to be incurred in the realization of a customer’s account.  As of June 30, 2020, no allowance for doubtful accounts has been recorded.

Income Taxes - The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of Accounting Standards Codification (“ASC”) 740-10 which prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken, or expected to be taken, on its tax return. The Company evaluates and records any uncertain tax positions based on the amount that management deems is more likely than not to be sustained upon examination and ultimate settlement with the tax authorities in the tax jurisdictions in which it operates.

Beneficial Conversion Feature - The Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature on the issuance date. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of any attached equity instruments, if any related equity instruments were granted with the debt. The Company estimated the fair value of its common stock on the dates issued. The intrinsic value of the beneficial conversion feature, if any, is recorded as a debt discount and amortized to interest expense over the life of the note (see Note 3).

Stock Compensation Expense - Employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  Share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value. Effective July 1, 2018, the Company adopted ASU No. 2018-07, Compensation - Stock Based Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-7”), which aligns accounting for share-based payments issued to nonemployees to that of employees under the existing guidance of Topic 718, with certain exceptions. This update supersedes previous guidance for equity-based payments to nonemployees under Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. The adoption of ASU 2018-07 did not have a material impact on the Company’s financial statements.

Loss Per Common Share - Basic loss per common share is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of June 30, 2020, the Company had outstanding common stock equivalents in the amount 12,264,603 shares.

Research and Development Costs - Research and development costs are expensed as incurred.

Use of Estimates - Management has made a number of estimates and assumptions in preparing these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Related Parties - The Company accounts for related party transactions in accordance with ASC 850 (“Related Party Disclosures”). A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that it might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements - In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers (Topic 606), which replaces numerous requirements in U.S. GAAP, including industry-specific requirements, and provides companies with a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company adopted ASC 606, effective July 1, 2019, using the modified retrospective method.  The Company determined that the adoption of this standard did not have a significant impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company adopted ASU 2016-02, including the practical expedients, effective July 1, 2019.  Since the Company has only month to month leases, the adoption did not have an impact on the Company’s financial statements.

(2) Going Concern

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain continued financial support from its stockholders, necessary equity financing to continue operations and the attainment of profitable operations. As of June 30, 2020, the Company has incurred an accumulated deficit of $2,394,498 and had not yet generated a positive level of operating cash flow. These circumstances raise substantial doubt about its ability to continue as a going concern.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company may seek additional funding through a combination of equity offerings, debt financings, third-party funding, collaborations, strategic alliances and licensing arrangements or a combination thereof. Management cannot be certain that such events can be achieved.

(3) Notes Payable

On various dates beginning in May 2018, the Company entered into six unsecured convertible notes payable for aggregate proceeds of $104,688. Each note bears interest at 12% per annum and both principal and accrued interest are due at maturity five years from the date of issuance. These notes are convertible at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price of $0.0063 per share. The Company performed an analysis to determine whether there was a beneficial conversion feature upon issuance of these notes and noted none.

The notes are structured to be automatically converted into shares of the Company’s common stock at the conversion price, upon a successful completion of an initial public offering (“IPO”) of the Company’s securities, provided that no holder of these notes will be permitted to convert such notes to the extent that the holder or any of its affiliates would beneficially own in excess of 4.99% of the Company’s common stock after such conversion. In conjunction with the closing of an IPO on May 9, 2019, holders of the convertible notes in the principal amount of $17,572, plus an additional accrued interest amount of $2,094, automatically converted their notes into 3,121,525 shares of common stock, taking into consideration the shareholder ownership limitations under the terms of the convertible notes payable (see Note 4). This conversion resulted in the full repayment of the notes payable owed to two such note holders and left the four remaining note holders with a total outstanding principal balance of $87,116.

Effective May 19, 2019, the remaining holders of the convertible notes payable agreed to prospectively amend the terms of the outstanding balance of their notes to reduce the interest rate from 12% per annum to 3.99% per annum and to change the interest accrual method from a compound to a simple basis. Due to this amendment, the Company was required to perform an updated debt modification analysis under ASC 470 and determined that the amendment qualified as an extinguishment of debt and therefore a beneficial conversion feature was required to be evaluated as of the date of the modification. Since the fair value of the Company’s common stock at the time of the amendment was sufficiently higher than the conversion price, it was determined that a beneficial conversion feature in the amount of $87,116 existed as of that date. Accordingly, the Company recorded a debt discount, offset by a credit to additional paid-in capital, in the amount of $87,116 as of May 19, 2019, and is amortizing the debt discount to interest expense over the remaining term of the notes. As of June 30, 2020, amortization of the debt discount had been recorded in the amount of $24,286, of which $21,780 was recorded in the year ended June 30, 2020.

On various dates beginning on November 6, 2019 and ending on June 18, 2020, the holders of some of the remaining notes reached agreements to sell portions of their notes in the aggregate amount of $12,285, consisting of principal in the amount of $9,849 and accrued interest in the amount of $2,436, to several third party investors.  Based upon the above-noted conversion price of $0.0063 per share, these investors elected to convert such purchased convertible notes payable into a total of 1,950,000 shares of common stock.

Effective November 27, 2019, two of the remaining holders reached an agreement to sell portions of their notes in the aggregate amount of $4,725, consisting entirely of accrued interest, to a third party investor.  Based upon the above-noted conversion price of $0.0063 per share, such purchased amount of convertible notes payable was ultimately convertible into a total of 750,000 shares of common stock.  In order to immediately extinguish the purchased convertible notes payable, the Company entered into an agreement with the investor to exchange such notes for the issuance of 750,000 shares of common stock, subject to a one year lock-up period and agreed upon trading volume limitations following expiration of the lock-up period.

As of June 30, 2020, the future maturities of all notes payable, without taking into account the debt discount of the convertible notes referenced above, are as follows:

Year ending June 30, 2021	$-
Year ending June 30, 2022	29,600
Year ending June 30, 2023	77,267

Year ending June 30, 2021	$106,867

As a result of the economic impact of the coronavirus pandemic in early 2020 (see Note 7), the Company applied for and received a loan under the U.S. government sponsored Paycheck Protection Program (“PPP”) in May 2020 in the amount of $29,600. The PPP loan bears interest at a rate of 1% per annum and will mature two years from the date of the loan. However, the Company may apply to have the PPP loan forgiven provided that it can provide sufficient documentation that the loan proceeds were used to cover the Company’s payroll expenses or other qualifying expenses.

(4) Equity

Common Stock -

In March 2018, the Company issued 100,000 shares of its common stock to its chief executive officer in exchange for his founding capital contribution in the amount of $500, which equates to a price of $0.005 per share.

In July 2018, the Company completed a private placement offering of shares of its common stock to a group of accredited investors. This offering was for a total of 1,500,000 shares (of which 60,000 shares were issued prior to July 1, 2018) at an offering price of $0.50 per share resulting in gross proceeds to the Company of $750,000 (of which $30,000 was received prior to July 1, 2018). The subscription agreement includes, among other things, certain “lockup” provisions in the event of a successful IPO of the Company’s securities.

In December 2018, the Company completed a second private placement offering of shares of common stock to a group of accredited investors. This offering was for a total of 1,000,003 shares at an offering price of $0.75 per share resulting in gross proceeds to the Company of $750,000. The subscription agreement includes, among other things, certain “lockup” provisions in the event of a successful IPO of the Company’s securities.

On May 9, 2019, the Company completed a public offering of shares of its common stock pursuant to Regulation A. This offering was for a total of 3,500,000 shares at an offering price of $1.00 per share resulting in gross proceeds to the Company of $3,500,000 (the net proceeds were $3,399,115).  In conjunction with the closing of the public offering, holders of the Company’s convertible notes payable in the principal amount of $17,572, plus an additional accrued interest amount of $2,094, automatically converted their notes into 3,121,525 shares of common stock, taking into consideration the shareholder ownership limitations under the terms of the convertible notes payable (see Note 3).

In the year ended June 30, 2020, several holders of convertible notes payable reached agreements to sell portions of their notes in the aggregate amount of $12,285, consisting of principal in the amount of $9,849 and accrued interest in the amount of $2,436, to various third party investors. Based upon the stated conversion price of $0.0063 per share, these investors elected to convert such purchased convertible notes payable into a total of 1,950,000 shares of common stock (see Note 3).

In the year ended June 30, 2020, two holders of convertible notes payable reached an agreement to sell portions of their notes in the aggregate amount of $4,725, consisting entirely of accrued interest, to a third party investor. Based upon the above-noted conversion price of $0.0063 per share, such purchased amount of convertible notes payable was ultimately convertible into a total of 750,000 shares of common stock. In order to immediately extinguish the purchased convertible notes payable, the Company entered into an agreement with the investor to exchange such notes for the issuance of 750,000 shares of common stock, subject to a one year lock-up period and agreed upon trading volume limitations following expiration of the lock-up period (see Note 3).

Stock Compensation Expense - In June 2018, the Company awarded a total of 2,100,000 shares of common stock to two executive officers and a consultant. The Company valued the stock awards at a total amount of $13,200, based on the $0.0063 per share conversion price of the convertible notes payable (see Note 3). Per the original vesting milestones, $525 of the value was initially amortized to stock compensation expense as of June 30, 2018. Effective December 31, 2018, the Company’s Board of Directors determined that the originally intended milestones associated with the awarding of these shares had been fully satisfied. Accordingly, the Company issued those shares to the recipients as of December 31, 2018. In conjunction with that issuance, the Company recorded the remaining unamortized cost of such awards as stock compensation expense in the amount $12,675 as of December 31, 2018.

In December 2018, the Company also issued 100,000 shares of common stock to an attorney for legal services. The Company recorded a charge to stock compensation expense for these shares in the amount $75,000, based on the same offering price of $0.75 per share, as was used in the second private placement offering, which was completed simultaneously with that issuance.

In December 2019, the Company awarded a total of 700,000 shares of common stock to an executive officer and a consultant.  The Company valued the stock awards at a total amount of $700,000, based on the above-noted public offering price of $1.00 per share. For the 500,000 shares awarded to an officer, the Company immediately amortized $500,000 as a non-cash charge to expense as such shares were considered to have been earned by him under the Company’s milestone incentive compensation program, in the year ended June 30, 2020, notwithstanding that issuance of the shares was deferred until a later date. For the 200,000 shares awarded to a consultant, the shares were issued to him in 2019, and the Company is amortizing the $200,000 as a non-cash charge to expense over his 24 month services agreement.

Other Matters - In February 2019, the Company’s Board of Directors approved the establishment of a new 2019 Stock Option Plan with an authorization for the issuance of up to 2,500,000 shares of common stock. The Plan is designed to provide for future discretionary grants of stock options, stock awards and stock unit awards to key employees and non-employee directors. The Company also increased the total number of shares of common stock authorized from 30,000,000 to 100,000,000.

(5) Income Taxes

The Company is subject to United States federal income taxes at an approximate rate of 21%. The reconciliation of the provision for income taxes at the federal statutory rate, compared to the Company’s income tax expense as reported, is as follows (rounded to nearest $00):

	Year Ended June 30,
	2020	2019
Income tax benefit computed at statutory rate	$93,000	$156,600
Change in valuation allowance	(93,000)	(156,600)
Provision for income taxes	$-	$-

Significant components of the Company’s deferred tax assets at the currently enacted corporate income tax rate are as follows (rounded to nearest $00):

	June 30, 2020	June 30, 2019
Deferred income tax assets:
Net operating losses	$271,000	$178,000
Valuation allowance	(271,000)	(178,000)
Net deferred income tax assets	$-	$-

The Company has a tax operating loss carry forward as of June 30, 2020 of approximately $1,290,000, with an indefinite expiration period.

(6) Commitments and Contingencies

The Company has secured corporate and manufacturing office space in a production facility located in Poway, California, on a monthly arrangement with no long term commitment. We believe that this office is sufficient to meet our current and future needs.

In connection with a contractor agreement with a company associated with the CEO, the Company pays monthly service fees of $4,167 to such company which is also entitled to receive up to 2,250,000 shares of common stock of the Company based on achievement of certain milestones, none of which have been met as of June 30, 2020. In connection with the contractor agreement entered into with the CFO, the Company has agreed to issue up to 100,000 shares of common stock of the Company based on achievement of certain milestones, none of which have been met as of June 30, 2020 (see Note 4).

As indicated in Note 1, the Company recently began selling its proprietary ESS units through wholesale dealers, primarily in California. In that regard, the Company has entered into agreements with several wholesale dealers under which the Company has incentivized the dealers to achieve quarterly sales above targeted levels by agreeing to grant them shares of the Company’s common stock for exceeding such quarterly sales targets, subject to defined maximums. On October 7, 2019, the Company entered into an exclusive supply agreement for specified territories outside of California, once objectives and milestones have been achieved, with a distributor in Henderson, Nevada. There were no such incentive shares of the Company’s common stock earned or issued in the year ended June 30, 2020.

The Company is not involved in any legal proceedings at this time. From time to time in the ordinary course of our business, the Company may be involved in legal proceedings, the outcomes of which may not be determinable. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable

(7) Subsequent Events

As a result of the continued spread of the COVID-19 coronavirus since early 2020, economic uncertainties have arisen which could impact business operations, supply chains, energy demand, and commodity prices that are beyond our control. Overall, we have not experienced a material adverse impact to our economic performance or ability to continue our business operations as a result of COVID-19. We continue to monitor COVID-19, but do not believe it will have a material unfavorable impact to our future financial performance at this time.

On various dates from July 2020 through September 2020, the holders of some of the remaining convertible notes payable (see Note 3) reached agreements to sell portions of their notes and accrued interest in the aggregate amount of $17,300, to several third party investors. Based upon the stated conversion price of $0.0063 per share, these investors elected to convert such purchased convertible notes payable into a total of 2,746,100 shares of common stock.

Item 8. Exhibits

Exhibit Number	Description
2.1	Amended and Restated Articles of Incorporation of NeoVolta Inc.(1)
2.2	Amended and Restated Bylaws of NeoVolta Inc.(1)
3.1	Form of convertible promissory note issued to debt holders(1)
3.2	Form of amendment to convertible promissory notes issued to debt holders
6.1	Amended and Restated Independent Contractor Agreement between NeoVolta Inc. and Canmore International Inc. dated June 1, 2020(2)
6.2	Amended and Restated Independent Contractor Agreement between NeoVolta Inc. and Steve Bond dated June 1, 2020(2)
6.3	Employment Agreement between NeoVolta Inc. and Brent Willson dated January 1, 2019(1)
6.4	NeoVolta Inc. 2019 Stock Plan(1)

(1)Incorporated by reference to Form 1-A (file no. 024-10942).

(2)Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEOVOLTA INC.

By:	/s/ Brent Willson
Brent Willson,
Chief Executive Officer, President and Director

Date: October 2, 2020

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brent Willson	Chief Executive Officer, President, and Director	October 2, 2020
Brent Willson	(Principal Executive Officer)

/s/ Steve Bond	Chief Financial Officer and Director	October 2, 2020
Steve Bond	(Principal Financial and Accounting Officer)